EXHIBIT 5.1
Brown, Winick, Graves, Gross,
Baskerville and Schoenebaum, P.L.C.
ATTORNEYS AT LAW

666 GRAND AVENUE, SUITE 2000
DES MOINES, IOWA 50309-2510	Brian P. Rickert

TELEPHONE: (515) 242-2400	Writer’s Direct Dial No.
FACSIMILE: (515) 283-0231	(515) 242-2457

URL: www.ialawyers.com	Writer’s Direct Fax No. (515) 323-8557
Offices in:
West Des Moines, Iowa	Writer’s E-Mail Address
Pella, Iowa	rickert@ialawyers.com
[Effective date of the Registration Statement], 2006
Board of Directors
NEK-SEN Energy, LLC
205 South 8th Street, Suite 2
Sabetha, Kansas 66534
Re: 2006 Registration Statement on Form SB-2; Securities Matters
Dear Board Members:
In connection with the proposed offer and sale of up to 44,500 units of the membership interests (the “Membership Units”) of NEK-SEN Energy, LLC (the “Company”), we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:
1.	The Company’s Articles of Organization;

2.	The Company’s Operating Agreement, as amended;

3.	The Company’s resolutions of the Board of Directors authorizing the issuance of Membership Units; and

4.	The Company’s Registration Statement on Form SB-2, as filed by the Company on [INSERT FILING DATE] together with all pre-effective amendments thereto.
In rendering our opinions we have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) certificates and assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions.
We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.
The opinions expressed herein shall be effective only as of the date of effectiveness of the

[Effective date of the Registration Statement, 2006]

Company’s Registration Statement. The opinions set forth herein are based upon existing law and regulations, including laws of the state of Kansas, including statutory provisions and applicable provisions of the Kansas Constitution and reported judicial decisions interpreting these laws, all of which are subject to change prospectively and retroactively. Our opinions are based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.
Based on our examination and inquiry, we are of the opinion that, upon effectiveness of the Registration Statement, and when issued and sold in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), the Membership Units will be legally issued, fully paid and non-assessable under the corporate laws of the state of Kansas.
We consent to the discussion in the Registration Statement of this opinion and the reference to our firm and the filing of this opinion as an exhibit to the registration statement.

Very truly yours, Brian P. Rickert